Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 8-K and as an exhibit thereof of our report dated July 6, 2007 relating to the combined balance sheet of HLC 1 Properties, LP, HLC Atlanta Properties, LP, HLC Kissimmee Properties, LP, HLC Main Gate Properties, LP, HLC Tampa Properties, LP, MEI 1 Properties, LP, MEI 2 Properties, LP, HLC ATLTU Properties, LLC, HLC ORLID Properties, LLC and RCL Properties, LLP as of December 31, 2006, and the related combined statements of operations, owners’ equity, and cash flows for the year then ended.

/s/ Hancock Askew & Co. LLP
Hancock Askew & Co. LLP
July 27, 2007